Exhibit 5


                      May 3, 1994




The Board of Directors
BancFlorida Financial Corporation
5801 Pelican Bay Boulevard
Naples, Florida 33963

      Re:  BancFlorida Financial Corporation
           Registration Statement on Form S-3

Gentlemen:

  We have acted as counsel for BancFlorida Financial Corporation, a Delaware corporation (the "Corporation"), in connection with the registration by the Corporation of 1,138,000 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock"), that are issuable upon conversion of the issued and outstanding shares of the Corporation's Adjustable Rate Cumulative Preferred Stock, Series A, par value $0.01 per share (the "Preferred Stock"), by William R. Berkley.

  In that connection, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Certificate of Incorporation of the Corporation and all amendments thereto;
(b) the By-Laws of the Corporation; and (c) certain resolutions adopted by the Board of Directors of the Corporation in connection with the issuance and sale of the Preferred Stock, certified by the Secretary of the Corporation.



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  On the basis of the foregoing we are of the opinion that:

  The Shares are duly authorized and, when issued upon conversion of the Preferred Stock in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

  We express no opinion as to any matter involving any laws other than the General Corporation Law of the State of Delaware. As to matters of fact, we have relied upon certificates furnished to us by officers of the Corporation.

  We hereby consent to the use of our name under the caption "Legal Opinion" in the Prospectus included in the Registration Statement on Form S-3 of the Corporation relating to the Shares and to the filing of this opinion as Exhibit 5 thereto.


                                     Very truly yours,


                                     CUMMINGS & LOCKWOOD